EXHIBIT 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made and entered into by and between GROWLIFE, INC. (the “Company”), a corporation duly organized under the laws of the State of Delaware, with offices at 500 Union Street, Suite 406, Seattle, WA 98101, and ROBERT E. HUNT (“Executive”).  The Company and Executive shall be individually referred to herein as “party” and collectively as “parties.”

RECITALS

WHEREAS, Executive and the Company are parties to an Executive Services Agreement (“ESA”) dated June 7, 2013;

WHEREAS, pursuant to the ESA, Executive was employed as the Executive Vice President of the Company and the President of the Company’s fully-owned subsidiary, GrowLife Hydroponics, Inc. from on or about June 7, 2013 (“Hire Date”) through May 23, 2013 (“Termination Date”);

WHEREAS, Executive served as a member of the Company’s Board of Directors from on or about June 7, 2013 through June 2, 2014;

WHEREAS, Executive and the Company are parties to a Noncompetition, Nonsolicitation, and Nondisclosure Agreement (“NCA”) dated June 7, 2013;

WHEREAS, Executive asserts that he was wrongfully terminated from his employment with the Company;

WHEREAS, the Company has denied and continues to deny Executive’s allegations with respect to his employment, and any wrongdoing whatsoever (the “Employment Dispute”);

WHEREAS, the Company believes Executive wrongfully is in possession of and/or control over the Company’s intellectual property, trade secrets, copyrighted materials, and/or “Confidential Information” as that term is defined in the ESA, comprised of the websites www.growlifehydroponics.com and www.58hydro.com (the “Company Materials”);

WHEREAS, Executive has denied and continues to deny the Company’s allegations with respect to the Company Materials, and any wrongdoing whatsoever (the “Company Materials Dispute”);

WHEREAS, the Company and Executive desire to settle fully and financially any and all issues related to the Employment Conflict and Company Material’s Conflict;

NOW, THEREFORE, for the valuable consideration described herein, the adequacy of which is hereby expressly acknowledged, the parties hereby agree as follows:

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AGREEMENT

1.	Consideration. The Company, for full payment of all compensatory obligations owed to Executive as set forth in this Agreement, shall compensate the Executive pursuant to the following terms below:

a.

The Company shall pay Executive a cash severance of fifty thousand dollars ($50,000), payable in five (5) equal installments of ten thousand dollars ($10,000), with the first payment to be made on or before October 25, 2014 and the subsequent four (4) payments to be made on or before the 15th day of each month beginning November 2014 through and including February 2015 (the “Severance Payments”).  The Severance Payments shall be made directly to Executive through the Company’s regular payroll via direct deposit and must be received by the Executive no later than 5:00 pm. EST on the due date.  Executive shall provide the Company with the relevant information to make the payments via direct deposit.

b.

The Company will reimburse Executive for the health insurance premium payments he made from the Termination Date through December 2014 in the total amount of seven thousand one hundred fifty two dollars and six cents ($7,152.06).  The reimbursement for health insurance premiums shall be made in five equal installments of one thousand four hundred thirty dollars and forty one cents ($1,430.41), with the first payment to be made on or before October 25, 2014 and the subsequent four (4) payments to be made on or before the 15th day of each month beginning November 2014 through and including February 2015.  Executive will notify the Company of any changes in the amount of the Health Insurance Payments as a result of the addition of dependent(s) and the Company agrees to pay any increase in the Health Insurance Payments as a result thereof.  The Company acknowledges that failure to timely make the Health Insurance Payments may result in a loss of coverage for the Executive and/or his dependants and may irreparably harm the Executive.  The Company agrees that in the event it fails to timely make a Health Insurance Payment, it will reimburse Executive for any and all costs, expenses or fees incurred as a result of loss of coverage, including, but not limited to, out-of-pocket medical costs and costs for reinstating coverage.

c.

The Company shall pay Executive for 5.7 days of accrued and outstanding vacation time at the rate of two hundred ninety-eight dollars and eighty cents per day ($298.80) for a total of one thousand seven hundred six dollars and seventy-seven cents ($1706.77) (“Vacation Payment”).  The Company shall also reimburse Executive for the costs he incurred in purchasing Company Materials, including the website domains for www.growlifehydroponics.com and www.58hydro.com for a total of $357.76 (the “Reimbursement”).  The Vacation Payment and Reimbursement shall be made in five equal installments of four hundred twelve dollars and ninety one cents ($412.91) with the first payment to be made on or before October 25, 2014 and the subsequent four (4) payments to be made on or before the 15th day of each month beginning November 2014 through and including February 2015.

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d.

As of the time of execution of this Agreement, there are no brokerage houses accepting shares of the Company’s common stock while the Company remains on the grey market.  Accordingly, the Company agrees that it will grant Executive six million (6,000,000) shares of common stock of the Company, or the equivalent thereof in any surviving entity following a Change in Control of the Company (the “Stock Grant”), subject to any applicable laws, rules and regulations, if and when one of the following events occurs (“Triggering Event”):  (i) the Financial Industry Regulatory Authority (“FINRA”) permits the Company to resume trading on the Over-the-Counter (“OTC”) QX or QB or other comparable quotation medium where a Securities and Exchange Commission (“SEC”) approved market maker has been approved to quote, buy and sell the companies’ stock; (ii) the Company’s stock is traded on Nasdaq, NYSE, BATS or Direct Edge; or (iii) the Company experiences a Change in Control.  A Change in Control shall be deemed to have occurred at such time as (i) any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (iii) any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or (iv) a determination by the Company’s Board that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.  The Stock Grant shall be made within five (5) business days of the Triggering Event and the stock certificates for the Stock Grant shall be delivered to Executive at his residence by mail within five (5) business days of the Stock Grant.

e.

Actual receipt of the Severance Payments, Health Insurance Payments, Vacation Payment and Reimbursement as required by Sections 1.a., 1.b., and 1.c. is an express condition precedent to all of Executive’s obligations and releases under this Agreement, and Executive shall retain all of his rights and remedies against the Company until the Severance Payments, Health Insurance Payments, Vacation Payment and Reimbursement are received in full by Executive or on behalf of Executive.

2.	Remedies Upon Default; Cure Period.

a.

The Company’s failure to timely make any payments set forth in Section 1.a. above constitutes an Event of Default.  Executive shall provide the Company with written notice of an Event of Default and the Company shall have five (5) days from the date Executive mailed the written notice to cure such an Event of Default (the “Grace Period”).  Notice shall be given by delivering by mail a written notice of default to the Company’s Chief Executive Officer at its offices at 500 Union Street, Suite 406, Seattle, WA 98101.

b.

In the event of the Company’s failure to cure an Event of Default within the Grace Period, the outstanding balance of payments set forth in Section 1.a. will accelerate and become due and payable in full at the Mandatory Default Amount.  The “Mandatory Default Amount” is equal to one hundred fifteen percent (115%) of the outstanding balance of the payments set forth in Section 1.a. above.

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3.	Releases.

a.

Executive hereby expressly and irrevocably releases and forever discharges the Company and all of its divisions, parents, subsidiaries, affiliates, related entities, successors, assigns, officers, directors, partners, employees, agents, attorneys and representatives (collectively “Company’s Agents”) from any and all claims which Executive has or may have from the beginning of time to the date hereof in connection with any violation of the ESA, including but not limited to tort claims, bad faith claims, contract claims, wage claims, claims for attorney fees, demands, liabilities, debts, accounts, obligations, damages, compensatory damages, punitive damages, penalties, liquidated damages, costs, expenses, actions and causes of action, at law or in equity, either known or unknown This release does not encompass any claims or causes of action, known or unknown, by the Executive against the Company arising out of or related to breach of this Agreement and/or the Company’s failure to deliver the Stock Grant required by Section 1.d.

b.

The Claims that Executive is releasing and discharging under this Agreement include, but are not limited to, any Claims arising out of or in connection with:  Executive’s employment relationship with the Company and/or the termination of that relationship (including but not limited to any Claims for wrongful discharge or breach of the covenant of good faith and fair dealing), any and all federal and state civil rights laws, ordinances, regulations or orders, based on charges of discrimination on account of race, color, religion, sex, sexual orientation, age, citizenship, national origin, physical handicap, mental or physical disability, medical condition, genetic characteristics, marital status, pregnancy, veteran status or any other discrimination prohibited by such laws, ordinances, regulations or orders (including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; California Fair Employment and Housing Act, and the California Government Code Section 12940, et seq.).  The Claims which Executive is releasing and discharging under this Agreement shall not include matters which by law cannot be released, including claims for unemployment compensation benefits, workers compensation benefits, health insurance benefits under COBRA, claims regarding vested retirement plan benefits under ERISA, or indemnification pursuant to Labor Code section 2802.

c.

The Company hereby expressly and irrevocably releases and forever discharges Executive and all of his successors, assigns, agents, attorneys and representatives (collectively “Executive’s Agents”) from any and all claims which the Company has or may have from the beginning of time to the date hereof in connection with any violation of the ESA, the NCA, and Executive’s possession, control, retention, access, and/or exposure to the Company Materials, including but not limited to tort claims, bad faith claims, contract claims, wage claims, claims for attorney fees, demands, liabilities, debts, accounts, obligations, damages, compensatory damages, punitive damages, penalties, liquidated damages, costs, expenses, actions and causes of action, at law or in equity, either known or unknown.  This release does not encompass any claims or causes or action by the Company against Executive, known or unknown, arising out of or related to any allegations concerning Executive’s acts and/or omissions on behalf of the Company in his capacity as an officer or director of the

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Company, including but not limited to claims for breach of fiduciary duty and/or any claims which have or could potentially be asserted against the Company as part of the actions styled Roof v. Scott, et. al., currently pending before the United States District Court for the Central District of California under case No. 2:14-cv-03777 and/or Romero v. GrowLife, Inc., currently pending before the United States District Court for the Central District of California under case No. 2:14-cv-03015.  All such claims and/or causes of action are expressly reserved by the Company.

4.

Waiver under Civil Code Section 1542.  It is understood by each of the parties that there is a risk that it may incur or suffer loss, damage or injuries which are in some way caused by or related to the subject matter of the releases contained in Sections 3.a., 3.b., and 3.c., as applicable, of this Agreement, but which are unknown or unanticipated at the time of execution of this Agreement.  Further, there is a risk that loss or damage presently known may be or become greater than either party now expects or anticipates.  Each of the parties assumes such risks that the releases contained in Sections 3.a., 3.b., and 3.c. of this Agreement shall apply to all unknown and/or unanticipated results arising from or relating to the subject matter of the releases contained in Sections 3.a., 3.b., and 3.c. of this Agreement, and, EXECUTIVE WAIVES AGAINST THE COMPANY AND THE COMPANY WAIVES AGAINST EXECUTIVE ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (OR ANY APPLICABLE SIMILAR PROVISION OF FEDERAL, STATE, LOCAL OR FOREIGN LAW), WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive and the Company represent that other than the Employment Dispute and Company Materials Dispute as stated in the Recitals of this Agreement, they are not aware of any other claims, losses, damages or injuries caused by or related to the subject matter of the releases contained in Sections 3.a., 3.b., and 3.c. above.  Each of the parties acknowledges that this Section 4 does not constitute a release of, or otherwise affect, any right or obligation specifically created or reserved by this Agreement.

5.

Acknowledgment of Payment in Full and Cancellation of Stock Options.  Executive acknowledges that the consideration paid to Executive in this Agreement constitutes payment in full of all compensatory obligations the Company owes to Executive prior to the Termination Date, whether such obligations were verbal or in writing.  In addition, Executive formally agrees and acknowledges that his twelve million (12,000,000) stock options, whether vested or unvested, are formally cancelled by the Company in full, as well as any promises, binding or otherwise, to any additional stock grant to Executive beyond that which is set forth in Section1.d. above.

6.

Outstanding Company Obligations.  The Company acknowledges that Executive signed personal guarantees on behalf of the Company, including, but not limited to the vendors Arett Sales Corporation, Airgas, Authorize.net, Comcast Cable and Griffin Greenhouse & Nursery Supplies.  The Company agrees that it will pay the amounts due to vendors that Executive personally guaranteed on behalf of the Company, provided that the Company can verify its obligation to do so (“Company Obligations”).  The Company agrees that it will pay the presently outstanding balance owed to Arett Sales Corporation in the amount of $8,462.32 on or before October 22, 2014.

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7.

Indemnification.  Nothing herein shall negate, void, nullify, limit or excuse the Company’s obligation to indemnify Executive pursuant to the terms of the ESA, and the Company’s Articles of Incorporation and Bylaws in effect at the time Executive served as an officer and director of the Company.

8.

Bankruptcy.  The parties agree (and the Company acknowledges Executive’s express reliance thereon) that upon (a) the Company’s filing of a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or foreign act of law relating to bankruptcy or insolvency, including without limitation, chapters 7 and 11 of the United States Bankruptcy Code (collectively and each individually, a “Bankruptcy Event”), and (b) the initiation in any such proceeding of an action to avoid or recover the Severance Payments, Health Insurance Payments, Vacation Payment and/or Reimbursement made to Executive under this Agreement pursuant to the provision of chapter 5 of the Bankruptcy Code or any similar state or foreign law, the release granted by Executive in Section 3.a.-c. shall be null and void and Executive shall retain any and all claims and remedies that may exist against the Company.

9.

No Mistake of Fact or Law.  In entering into this Agreement, each party recognizes that no facts or representations are ever absolutely certain.  Accordingly, each party assumes the risk of any mistake, and if it should subsequently discover that any understanding of the facts or of the law was incorrect, each party understands and expressly agrees that it shall not be entitled to set aside this Agreement by reason thereof, regardless of any mistake of fact or law.

10.

No Admission.  Nothing in this Agreement is to be construed as an admission of wrongdoing or liability by any party hereto, as such wrongdoing or liability is expressly denied, and no finding thereof has been made by any arbitrator, court or other tribunal.

11.

Entire Agreement.  Except as otherwise stated in this Agreement, this Agreement constitutes the entire agreement and understanding between the parties with respect to the settlement and compromise of the matters set forth herein.  All prior and contemporaneous conversations, negotiations, possible and/or alleged agreements, representations, covenants and warranties between the parties hereto are merged herein.  This Agreement may be modified and/or amended only with the mutual written consent of all parties.

12.	Representations and Warranties. The parties hereby represent and warrant to each other the following, each of which is a continuing representation and warranty:

a.

Each of the parties has received, or has had the ability to obtain, independent legal advice from attorneys of their choice with respect to the advisability of making the agreements provided herein and with respect to the advisability of executing this Agreement.  The parties and their respective attorneys have made such investigation of the facts pertaining to this Agreement as they deem necessary.

b.

Each party is entering into this Agreement freely and voluntarily, is not acting under any misapprehension as to the effect hereof, and has acted and does hereby act freely and voluntarily and not under any coercion or duress.

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c.

Except as otherwise expressly stated in this Agreement, the parties have not made any statement or representation to the other regarding any facts relied upon by them in entering into this Agreement, and each of them specifically does not rely upon any statement, representation, or promise of the other party or any other person in entering into this Agreement, except as expressly stated in this Agreement.  Each party has relied upon its own investigation and analysis of the facts and not on any statement or representation made by any other party in choosing to enter into this Agreement and the transactions contemplated herein.

d.	The parties have not assigned, transferred, conveyed or otherwise disposed of (or purported to do so) any of their respective rights, claims or causes of action relating to this Agreement.

e.

Each party represents and warrants that it has the full capacity and authority to enter into, execute, deliver, and perform this Agreement and that this Agreement constitutes an agreement binding upon and enforceable against that party.  Each person who executes this Agreement on behalf of a corporation, partnership, joint venture, unincorporated association, or any other entity represents and warrants that he or she has the authority of the shareholders, partners or members of said entity to do so.

13.

Review and Revocability.  Executive acknowledges that he has up to twenty-one (21) days to review this Agreement before signing it, although he may voluntarily sign it earlier.  After signing this Agreement, Executive shall have up to seven (7) days to revoke this Agreement by written notice to the Company.  If this Agreement is revoked, Executive shall return any and all Severance Payments and Health Insurance Payments to Company.  In the event of breach of this Agreement by Executive, the Company shall have the right to recoup any and all Severance Payments and Health Insurance Payments, as well as its attorneys’ fees and costs incurred in any efforts by the Company to enforce the terms of this Agreement, as set forth in Section 17, below.

14.

Company Equipment, Files, and Information.  Executive agrees to return to the Company all Company-owned equipment, materials, Confidential Information as that term is defined in the ESA, and any other property, including without limitation the Company Materials, within seven (7) days after the execution of this Agreement.

15.

Non-Disparagement.  The parties hereby agree and warrant that they will not (directly or indirectly) make any false, disparaging, defamatory or detrimental oral or written statements or comments regarding the other party or the party’s agents, except as necessary in responding to legal process, such as court orders, subpoenas and discovery requests.

16.

Costs.  Unless expressly set forth herein, the parties agree that each party will bear its own costs and attorneys’ fees with respect to this matter, including the costs and fees associated with the preparation and execution of this Agreement.

17.

Subsequent Attorneys’ Fees and Costs.  In the event any action, motion or other proceeding is brought for interpretation or enforcement of this Agreement, or related to or arising out of this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees, costs and expenses actually incurred in connection therewith, in addition to any other relief to which it or he may be entitled.

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18.

Choice of Law.  This Agreement, including any rights, remedies or obligations provided for thereunder, shall be governed by, construed and enforced in accordance with the laws of the State of California, without regard to choice of law principles.

19.

Severability.  Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability only, without invalidating the remaining provisions hereof.

20.

Further Assurances.  The parties agree to execute and deliver such other instruments and perform such acts as may be appropriate or reasonably necessary, from time to time, to effectuate the agreements and understandings of the parties, whether the same occur before or after the date of this Agreement.

21.

Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same Agreement.  This Agreement may also be delivered by facsimile or email, and if so delivered, may be relied upon for all purposes as originals.

22.

Interpretation.  This Agreement is the product of negotiations of the parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any party by reason of that party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

23.

Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last set forth below.

DATED: October 15, 2014	EXECUTIVE By: /s/ Robert Hunt Robert E. Hunt

DATED: October 13, 2014	GROWLIFE, INC. By: /s/ Marco Hegyi Marco E. Hegyi, President

APPROVED AS TO FORM AND CONTENT

DATED: October 16, 2014	FINLAYSON TOFFER ROOSEVELT & LILLY LLP By: /s/ Lindsay A. Aragón Lindsay A. Aragón Attorneys for Executive ROBERT E. HUNT

DATED: October 17, 2014	SMITH & HENNESSEY PLLC By: /s/ Julia Doyle Julia K. Doyle Attorneys for Company GROWLIFE, INC.

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